Page 1 of 7 Pages

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*

                       YOUTH SERVICES INTERNATIONAL, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                         Common Stock, Class A
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   987816105
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                            Page 2 of 7 Pages

                            Schedule 13G (continued)
CUSIP No. 987816105


- --------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



       BAMCO, Inc.
- --------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [  ]


- --------------------------------------------------------------------------------
   3   SEC USE ONLY




- --------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION



       New York
- --------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            555,750
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             555,750
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


- --------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       555,750
- --------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



- --------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


       9.1%
- --------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*



       1A
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

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                                                Page 3 of 7 Pages

                            Schedule 13G (continued)
CUSIP No. 987816105



- --------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



       Baron Capital Management, Inc.
- --------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


- --------------------------------------------------------------------------------
   3   SEC USE ONLY




- --------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION



       New York
- --------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            110,250
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             110,250
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


- --------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       110,250
- --------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



- --------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


       1.8%
- --------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*



       1A
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT




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                                            Page 4 of 7 Pages

Item 1.
        (a)  Name of Issuer:
             Youth Services International, Inc.
        (b)  Address of Issuer's Principal Executive Offices:
             2 Park Center Court
             Suite 200
             Owings Mills, MD 21117

Item 2.
        (a)  Name of Persons Filing:
               BAMCO, Inc. ("BAMCO")
               Baron Capital Management, Inc. ("BCM")
        (b)  Address of Principal Business Office:
               450 Park Avenue
               Suite 2800
               New York, NY 10022
        (c)  Citizanship:
               BAMCO and BCM are New York corporations
        (d)  Title of Class Securities:
               Common Stock, Class A
        (e)  CUSIP Number:
               987816105

Item 3.    PERSONS FILING

        BAMCO and BCM are:
              (e) Investment Advisers registered under section 203 of the
                  Investment Advisors Act 0f 1940
              (h) Group, in accordance with Rule 13d-1(b)(1)(ii)(F)

Item 4.    OWNERSHIP^

         (a) Amount Benefically Owned as of June 17, 1996:
               BAMCO:  555,750 shares
               BCM:    110,250 shares
         (b) Percent of Class:
               BAMCO:  9.1%
               BCM:    1.8%





^BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

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                                                          Page 5 of 7 Pages


          (c) Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote:
                          BAMCO:   555,750
                          BCM:     110,250
                  (ii)  shared power to vote or direct the vote:
                          BAMCO:   0
                          BCM:     0
                  (iii) sole power to dispose or to direct the disposition of:*
                          BAMCO:   555,750
                          BCM:     110,250
                  (iv)  shared power to dispose or direct the disposition of:*
                          BAMCO:   0
                          BCM:     0

Item 5.  OWNERSHIP OF 5% OR LESS OF A CLASS

         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON

         The advisory clients of BAMCO and BCM have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Issuer's common stock in their accounts. To the best of the Filing Persons' knowledge, no person has such interest relating to more than 5% of the outstanding shares except that Baron Asset Fund, an investment company registered under the Investment Company Act of 1940, and an advisory client of BAMCO, owns 495,750 (8.1%) of the shares for which BAMCO is reporting herein.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 3.







* By virtue of investment advisory agreements with their repective clients, BAMCO and BCM have been given the discretion to dispose or the disposition of the securities in the advisory accounts. All such discretionary agreements, are however, revocable.

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                                                            Page 6 of 7 Pages

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




 Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Date:  June 19, 1996

                                BAMCO, Inc. and Baron Capital Management, Inc.
                                By:

                                /s/ Ronald Baron
                                _______________________________________
                                Ronald Baron, President